Filed pursuant to Rule 424(b)(5)

Registration No. 333-284723

PROSPECTUS SUPPLEMENT
(To the Prospectus dated February 12, 2025)

4,620,000 Shares of Common Stock

Beeline Holdings, Inc.

Beeline Holdings, Inc. (the “Company,” “Beeline,” “we,” “our” or “us”) is offering 4,620,000 shares (“Shares”) of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), directly to certain institutional investors and accredited investors pursuant to this prospectus supplement and the accompanying prospectus. The purchase price per share to each investor identified in the Securities Purchase Agreement dated November 11, 2025, by and among us and the investor listed on the signature page thereto (the “Purchase Agreement”) is $1.60 per share.

Our Common Stock is traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “BLNE.” On November 10, 2025, the last reported sale price of our Common Stock on Nasdaq was $2.11 per share.

As of November 10, 2025, the Company had 23,135,155 shares of Common Stock outstanding of which 5,099,626 shares were held by affiliates. For purposes of General Instruction I.B.1. of Form S-3, the aggregate market value of our Common Stock held by non-affiliates was $78,454,551 as of November 10, 2025, calculated at a price per share of $4.35, the last reported sale price of our Common Stock on September 25, 2025, such that this prospectus supplement and the transactions registered hereby are being made in accordance with General Instruction I.B.1 of Form S-3.

This investment involves a high degree of risk. See “Risk Factors” on page S-9 of this prospectus supplement and any similar section contained in the accompanying prospectus and in the documents that are incorporated by reference herein and therein.

We have engaged Ladenburg Thalmann & Co. Inc., or the Placement Agent, as our exclusive Placement Agent in connection with this offering. The placement agent is not purchasing or selling any of the securities we are offering. This offering is being conducted on a “best efforts” basis and the placement agent has no obligation to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent the Placement Agent fees set forth in the table below. Since we will deliver the securities to be issued in this offering upon our receipt of investor funds, there is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum offering requirement as a condition of closing of this offering. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement for more information regarding these arrangements.

	Per Share	Total
Offering price	$1.60	$7,392,000
Placement Agent’s fees (1)	$0.13	$591,360
Proceeds, before expenses, to us (2)	$1.47	$6,800,640

(1)	We have agreed to pay the Placement Agent a cash fee of 8.0% of the aggregate gross proceeds raised in connection with the offering, subject to certain exceptions. We have also agreed to reimburse the Placement Agent for certain of its offering-related expenses, including a management fee of 1.0% of the gross proceeds raised in this offering and for its legal fees and expenses and other out-of-pocket expenses in an amount up to $95,000. In addition, we have agreed to issue to the Placement Agent, or its designees, warrants to purchase a number of our Common Stock equal to 6% of the number of Shares, if any, at an exercise price of $2.48 per share (“Placement Agent Warrants”). The Placement Agent Warrants will expire five years following the commencement of the sales pursuant to this offering. See “Plan of Distribution” beginning on page S-16 of this prospectus supplement for more information.
(2)	The amount of the offering proceeds to us presented in this table does not take into account the proceeds from the exercise of any of the Placement Agent Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The delivery to purchasers of the securities being offered pursuant to this prospectus supplement and the accompanying prospectus is expected to be made on or about November 12, 2025, subject to satisfaction of certain customary closing conditions.

Placement Agent

Ladenburg Thalmann

The date of this prospectus supplement is November 11, 2025.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to, and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part consists of a prospectus dated February 11, 2025, included in the registration statement on Form S-3 (No. 333-284723) that was initially filed on February 5, 2025 with the Securities and Exchange Commission (the “SEC”), was amended on February 11, 2025 and was declared effective by the SEC on February 12, 2025. Since the accompanying prospectus provides general information about us, some of the information may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the “prospectus,” we are referring to both parts of this document. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference before you make any investment decision.

Neither we nor the Placement Agent have authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the securities offered hereby only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities offered hereby in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereby and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The information appearing in this prospectus supplement and the accompanying prospectus for use in connection with this offering is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement. We are not offering to sell or seeking offers to buy shares of Common Stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

To the extent this prospectus supplement contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us,” and “our” refer to Beeline Holdings, Inc., a Nevada corporation, and its consolidated subsidiaries.

S-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including documents incorporated by reference into this prospectus supplement and the accompanying prospectus, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including statements regarding the growth of digital mortgage solutions, BlinkQC’s plans, BeelineEQUITY’s future closings, the amount of proceeds we may receive from this offering or other capital raising transactions, our use of proceeds, our future financial position, liquidity, business strategy and plans and objectives of management for future operations. Such forward-looking statements include those statements that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project” and other words of similar meaning, although not all forward-looking statements contain these identifying words.

These statements are based on our current expectations and projections and involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus supplement, and the accompanying prospectus, and the documents incorporated by reference herein and therein. Important factors that could cause actual results to differ from those in the forward-looking statements include, but are not limited to:

●	Our ability to continue as a going concern and the sufficiency of our existing cash and cash equivalents to meet our working capital and capital expenditure needs over the next 12 months which will depend on our ability to raise capital;

●	the risks arising from the impact of inflation, tariffs, high interest rates, a deteriorating labor market and a recession which may result on our business, prospective purchasers of homes in the U.S., and on the national and global economy;

●	our reliance on certain third parties, our reliance on our ability to protect, maintain and improve upon our technology infrastructure and intellectual property, and risks inherent in the regulatory and competitive industry in which we operate;

●	Any future impairment of our goodwill and other intangible assets;

●	Changes in the political and regulatory environment and in business and economic conditions in the United States and in the real estate and mortgage lending industry;

●	Geopolitical conflicts such as those in Ukraine and Israel; and

●	Our ability to develop and maintain our brand cost-effectively.

We also refer you to “Risk Factors” at page S-9 and in the documents incorporated by reference into this prospectus supplement, including under Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025, for both an expanded discussion of the risks and uncertainties described above and additional risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by forward-looking statements. However, factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.

You should read this prospectus supplement, the accompanying prospectus and the documents that we reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. You are cautioned not to place undue reliance on the forward-looking statements contained in, or incorporated by reference into, this prospectus supplement. Each forward-looking statement speaks only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise, except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

S-2

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus supplement and the accompanying prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Risk Factors” on page S-9 of this prospectus supplement the risks involved in investing in our securities.

Background of Beeline

Beeline is a Nevada corporation incorporated in 2004 with its principal place of business in Providence, Rhode Island.

October 7, 2024 Merger

On September 4, 2024, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger”) with East Acquisition, Inc., and Beeline Financial Holdings, Inc. (“Beeline Financial”). The Merger closed on October 7, 2024. On March 12, 2025, the Company changed its name to Beeline Holdings, Inc.

Beeline Financial was incorporated in Delaware on July 1, 2020 and is the successor to Beeline Financial Holdings, Inc., a Rhode Island corporation founded on September 20, 2018.

In connection with the Merger, Beeline also completed a debt exchange transaction with certain of its existing lenders and sold the largest segment of its legacy business. The remining part of the legacy business was transferred to Bridgetown Spirits, Inc., a new subsidiary. Beeline subsequently sold its remaining majority interest in Bridgetown Spirits in July 2025, in order to focus on its mortgage lending and related businesses.

Business Overview

Through its subsidiaries, Beeline operates a full-service, direct-to-consumer digital mortgage lender specializing in conventional conforming and non-conforming residential first-lien mortgages, a title provider offering title, escrow, and closing services, and a technology platform licensing a proprietary software-as-a-service (“SaaS”) product. Additionally, its Beeline Loans, Inc. (“Beeline Loans”) subsidiary, supports a fractional sale of real estate in partnership with another company, which uses cryptocurrency backed by residential real estate. Beeline Title Holdings, Inc. (“Beeline Title”), another subsidiary, handles the settlement and title portions of these transactions for its client, who is minting the token. Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement.

S-3

The Company’s consolidated financial statements include the consolidated accounts of the Company and its wholly-owned subsidiaries, Beeline Financial, Beeline Title, Beeline Mortgage Holdings, Inc. (“Beeline Mortgage”), Beeline Labs, Inc., and Beeline Loans Pty Ltd.

Beeline Financial

Beeline Financial’s performance is influenced by several key factors, including fluctuations in interest rates, economic conditions, housing supply, technological advancements, and its ability to acquire and retain customers. Interest rate changes have a direct impact on mortgage loan refinancing and overall mortgage loan volume. In a declining interest rate environment, refinancing activity typically increases, whereas rising interest rates tend to reduce refinancing and home purchase transactions. However, higher rates can also drive demand for cash-out refinancings and home equity loans. Following a prolonged period of historically low rates, interest rates began to rise in April 2021 due to inflation, increases in the federal funds rate, and other monetary policies. This upward trend, significantly reduced mortgage market activity and the pool of borrowers who could benefit from refinancing. Additionally, higher rates discourage homebuyers from entering the market and lead to a more competitive lending environment, compressing margins and reducing origination volumes.

The broader economic environment plays a crucial role in mortgage lending activity. Interest rate movements, employment trends, home price appreciation, and consumer confidence all affect mortgage origination volumes. Typically, home sales peak in the second and third quarters, but in 2022 and 2023, rising interest rates and ongoing housing supply constraints disrupted these seasonal trends. Despite steady consumer demand for credit, high interest rates and economic uncertainty may cause borrowers to delay financing decisions, leading to fluctuations in Beeline’s revenue and financial performance.

Limited housing supply has constrained home purchase activity. Rising interest rates have further exacerbated this issue by increasing home prices, reducing affordability, and discouraging transactions. However, Beeline believes that persistent imbalances between supply and demand will ultimately drive greater home construction, expanding housing inventory and stimulating future mortgage activity.

Beeline Financial’s ability to attract and retain customers depends on delivering a seamless and competitive digital mortgage experience. The shift toward digital transactions, accelerated by the COVID-19 pandemic, has increased consumer willingness to engage in high-value online purchases, including mortgage applications. Beeline Financial’s platform is designed to provide a convenient and efficient digital experience, positioning it favorably against traditional mortgage origination methods. With Millennial and Generation Z homeownership rates on the rise, Beeline Financial anticipates continued growth in demand for digital mortgage solutions.

Technological innovation remains central to Beeline Financial’s strategy. Beeline Financial’s proprietary technology enhances efficiency, reduces costs, and improves loan processing quality. By automating key origination tasks, Beeline Financial streamlines interactions for consumers, employees, and partners. Its intuitive digital interface minimizes reliance on paper applications and manual processes, enabling faster and more efficient loan transactions. Continued investment in automation and technology development will further reduce production costs and enhance customer acquisition efforts.

S-4

Customer acquisition is another critical component of Beeline Financial’s success. Beeline Financial aims to expand its reach while providing a highly personalized digital experience. If traditional customer acquisition methods prove insufficient, especially in challenging market conditions, Beeline Financial may need to invest additional resources in sales and marketing to maintain growth. Increased marketing expenditures could elevate service costs, making it essential to balance customer acquisition efforts with cost efficiency.

In the ordinary course of Beeline Financial’s operations, it finances the majority of its loan volume on a short-term basis, typically less than 10 days, mainly utilizing warehouse lines of credit. In October 2025, Beeline expanded its warehouse lines to $25 million tripling its prior $5 million line and adding two new $5 million lines with new lenders. The repayments of Beeline Financial’s borrowings come from the revenue generated by selling its loans to a network of purchasers. Other than the warehouse lines of credit, Beeline has no outstanding indebtedness having repaid or converted over $7,500,000 since the beginning of 2025.

In 2024, Beeline Financial made significant investments in its platform to leverage mortgage origination opportunities, despite overall lower volumes compared to 2020 and 2021 due to fluctuating interest rates. In the fourth quarter of 2024, a temporary decline in the 10-year Treasury rate drove a notable increase in loan originations, reinforcing our belief that interest rates, housing supply, and affordability will remain key factors influencing future volume. Additionally, Beeline Financial has expanded its focus on its business to business (“B2B”) SaaS strategy, which is also subject to macroeconomic conditions.

To measure operational efficiency and growth, we track a range of performance metrics in our lending and title businesses, including production data. Beeline Loans, the principal operating subsidiary of Beeline Financial, uses data to track margin and gain-on-sale revenue. Beeline Title uses data to track file revenue. Beeline uses industry tools to benchmark its margin and note rates against the broader mortgage origination market. We also evaluate key business drivers for Beeline Financial subsidiaries, such as Beeline Labs, by monitoring revenue, unit sales, and SaaS (B2B) growth potential. Additionally, we assess customer acquisition costs and profitability per loan to optimize financial performance. These key indicators help gauge progress toward our strategic and long-term growth objectives.

Beeline Labs

In July 2025, Beeline Labs, launched BlinkQC, a SaaS platform designed to automate pre-close quality control (“QC”) reviews for mortgage loan files. Beeline Labs has been beta testing BlinkQC in its own operation and will use BlinkQC for its pre-close QC. Later this year, Beeline Labs plans to license BlinkQC as a SaaS to other mortgage companies. BlinkQC uses artificial intelligence to ingest loan document packages, extract and validate data, apply customizable rule sets, and generate compliance reports.

S-5

The initial release supports conventional loan packages and is offered on a flat rate per package. Based on current cost estimates, the product is expected to achieve gross margins of approximately 50%. Future enhancements, including FHA/VA loan support and integrations with loan origination systems, are in development.

Management believes BlinkQC will improve QC efficiency for mortgage lenders and represents a potential source of incremental revenue for the Company.

BeelineEQUITY

On June 25, 2025, Beeline Title closed, what it believes to be one of the first-ever fractional sale of home real estate transactions funded through the sale of a cryptocurrency with a related party partner who will fund these transactions for us through the sale of a cryptocurrency token which is backed by real property. In essence, the partner solicits homeowners to sell up to a 49% interest in a home using funds it raises from the sale of a cryptocurrency token. While neither the Company, nor its subsidiaries, mints the token, Beeline Title handles the settlement and title portions of these transactions for its partner, who is minting the token (see below for more information about this company). The June 2025 transaction marked a major milestone in the evolution of blockchain-driven real estate finance, bridging decentralized finance with traditional title and escrow services. In the fourth quarter of 2025, Beeline Loans will provide customer acquisition services and support to the partner and Beeline Title will provide the title and closing services for each transaction—unless the seller elects to use an outside title company. Importantly, Beeline Title will open this platform to all mortgage lenders, giving them access to a proven solution for cryptocurrency token transaction reconciliation, compliance, and disbursement. The Company’s partner is co-owned and managed by the Company’s Chief Executive Officer, Nicholas Liuzza. As such, the partner is a related party of the Company.

As of the date of this prospectus supplement, we have derived $47,180 of revenue from this business. Beeline expects that this business will close 25 more of these BeelineEQUITY transactions in 2025. We provide title insurance services and an owner’s title policy to the Company’s partner as the buyer of the fractional equity. Beeline Title does not assume any unusual liability in favor of the related party. Beeline Title simply transacts in the normal course of business on these purchase transactions, issuing the owner’s title insurance policy and acting as settlement/escrow agent. In any title transaction, the title agency will incur liability for potential losses under the title policy if the underlying title work is faulty for any reason or fraud or other errors exist that could not have been discovered at the time of policy issuance. Beeline Title has Errors and Omissions insurance in addition to other insurance coverages for any such issues.

S-6

Recent Developments

On October 22, 2025, the Company entered into a letter agreement with two investors pursuant to which the investors agreed to the redemption of their shares of Series E Preferred Stock (the “Series E”) in exchange for a cash payment. The letter agreement provides that the payment shall be made upon the effectiveness of a registration statement on Form S-1 (the “S-1”) filed by the Company in connection with its equity line of credit facility, provided that the payment be made no later than November 13, 2025 (the “Payment Deadline”). If the staff of the SEC provides comments, continues to review the S-1 or requests the effectiveness of the S-1 be delayed, on November 13, 2025 each investor shall have the right to elect to (i) revert back to the Series E and convert the Series E in accordance with its terms, or (ii) receive their respective payment with the Payment Deadline extended to December 1, 2025. Additionally, in such event on November 13, 2025, the Company shall pay the investors a premium totaling $100,000.

In October 2025, the Company expanded its warehouse lines to $25.0 million tripling its prior $5.0 million line and adding two new $5.0 million lines with new lenders.

On September 26, 2025, the Company filed a prospectus supplement registering the sale of an additional up to $5,000,000 of shares of Common Stock pursuant to the At the Market Offering Agreement with Ladenburg Thalmann & Co. Inc. as Manager. As of the date of this prospectus supplement, the Company has sold 367,555 shares for gross proceeds of $1,277,627 pursuant to the at-the-market program under such prospectus supplement. Such amount is in addition to prior sales of a total of 5,540,043 shares of Common Stock for total gross proceeds of approximately $7,000,000 which had previously been sold under such Agreement.

Other than the warehouse lines of credit, Beeline has no outstanding indebtedness having repaid or converted over $7,500,000 since the beginning of 2025.

On July 25, 2025, the Company entered into a Debt Satisfaction Agreement (the “DSA”) with Spirits and three individuals (the “Buyers”) including Geoffrey Gwin, the President of Spirits, pursuant to which the Company transferred to the Buyers all 530,000 shares of Spirits common stock held by the Company, representing 53% of the outstanding Spirits common stock, in exchange for the satisfaction of outstanding amounts payable by the Company to the Buyers totaling $367,404 and released from Spirits and the Buyers relating thereto. The Company also released Spirits from certain obligations and liabilities in connection with the transaction. As a result of the foregoing, Spirits is no longer a subsidiary of the Company.

In connection with the DSA, the Company loaned Spirits $75,000, in exchange for which Spirits executed and delivered to the Company a Senior Secured Original Issue Discount Promissory Note and Security Agreement (the “Note”) in the principal amount of $100,000, reflecting an original issue discount of $25,000. The Note is payable as follows: (i) $50,000 is payable on April 24, 2026, and the remaining $50,000 is payable on July 25, 2026. The obligations of Spirits evidenced by the Note are secured by the assets of Spirits pursuant to the Note.

Corporate Information

Our principal executive offices are located at 188 Valley Street, Suite 225, Providence, Rhode Island and our telephone number is (888) 810-5760. Our Internet website address is www.makeabeeline.com. Information contained on our corporate websites does not constitute part of this prospectus supplement.

S-7

The Offering

Shares offered by us	4,620,000 shares of Common Stock.

Offering price per share	$1.60 per Share.

Shares of Common Stock to be outstanding immediately after this offering	27,755,155 shares.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $6.6 million, after deducting Placement Agent fees and other estimated offering expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes and for the redemption of outstanding shares of Series E. See the section titled “Use of Proceeds” on page S-16 in this prospectus supplement.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” on page S-9 of this prospectus supplement and incorporated by reference into this prospectus supplement, and the other reports incorporated by reference into the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	“BLNE”.

S-8

The number of shares of Common Stock to be outstanding immediately after this offering is based on 23,135,155 shares of Common Stock outstanding as of November 10, 2025 and excludes, as of that date:

●	An estimated 3,172,145 shares of Common Stock underlying outstanding convertible preferred stock;

●	6,133,931 shares of Common Stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $1.73 per share;

●	468,029 shares of Common Stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $5.09 per share; and

●	Up to 1,489,140 shares of Common Stock available for issuance pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan and grants thereunder.

The share amounts and prices do not give effect to (i) an estimated 5,868 warrants with an exercise price of $231.20 per share which we are obligated to issue to former Beeline Financial warrant holders as a result of the Merger, (ii) the issuance of up to 277,200 shares of Common Stock upon exercise of the Placement Agent Warrants having an exercise of $2.48 per share, or (iii) potential adjustment to the numbers of conversion and exercise prices and underlying shares pursuant to provisions in the respective securities described herein.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and in documents incorporated by reference herein, including the Risk Factors contained in our prospectus supplement dated September 26, 2025 and Item 1A – Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025, and all of the information contained in this prospectus supplement before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus supplement.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

S-9

Because there is substantial doubt as to the Company’s ability to continue as a going concern, we may not be successful and our ability to continue our operations is in doubt unless we can access sufficient working capital within the timeframe needed.

The Company has limited capital and substantial accumulated deficit as of the date of this prospectus supplement. We do not have sufficient working capital and cash flows for continued operations for at least the next 12 months, which raises a risk of our potential inability to continue as a going concern. Our continued existence is dependent upon our obtaining the necessary capital to meet our expenditures, and we can provide no assurance that we will be able to raise adequate capital to meet our future working capital needs.

We have significant goodwill and intangible assets included in our consolidated balance sheet, which may result in an impairment of their carrying values and the future recognition of substantial non-cash losses. The announcement of any such non-cash charges may cause our Common Stock price to fall.

As of June 30, 2025, we had $33,310,000 of goodwill and $4,878,000 of intangible assets included in our consolidated our balance sheets. Goodwill and intangible assets must be evaluated for impairment annually or more frequently if events indicate it is warranted. If the carrying value of any of these intangible assets (which includes goodwill) exceeds their estimated fair value, we would recognize a non-cash impairment loss on in an amount equal to the excess, not to exceed the amount of the particular intangible asset. If there is an indication of impairment on our intangible assets, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these estimated cash flows are less than the carrying amount of the asset, a non-cash impairment loss would be recognized to write down the intangible asset to its estimated fair value.

Events and conditions that could result in impairment in the value of our goodwill and intangible assets include, but are not limited to, significant negative industry or economic trends, continuing large losses during the remainder of 2025 or thereafter, significant decline in the Company’s Common Stock price for a sustained period of time, or a significant decline in market capitalization relative to net book value. Our ability to raise capital could be negatively impacted should future impairments of our goodwill and/or intangible assets occur.

S-10

As the United States continues to experience uncertainty with respect to the sales of existing homes and consumer sentiment, such events may continue to negatively impact Beeline’s business and loan origination volumes.

In 2025, the rate of sales of existing homes in the United States slowed and prices declined relative to prior periods. The effect of the decreased volume and growth of existing home sales operates to reduce loan volume, margins, revenue, and profitability in the mortgage origination industry, including in our business which in 2024 saw 23.4% of its mortgage loan closings come from home sales. We do not have available statistics on what percent of our revenues came from home sales. Further, in 2025 consumer sentiment has experienced gradual declines as increased uncertainty and concern surrounding inflation, interest rates, a deteriorating labor market, tariffs and geopolitical turmoil and the threat of a recession influence consumers’ behavior and opinions concerning the economy, capital markets and spending habits.

If an adverse trend in the sales of existing homes and/or consumer sentiment continues or intensifies, our loan originations could fall which will negatively impact Beeline’s business operations, operating results and financial condition.

The ongoing federal government shutdown could have a material adverse effect on our business, financial condition, and results of operations.

As of November 10, 2025, the U.S. federal government shutdown is ongoing, with funding for some government operations having expired as of October 1, 2025. While the full impact cannot be determined, a shutdown could affect us in several ways, including, but not limited to, the following:

●	The shutdown could reduce or delay services from federal agencies that are critical to our business, including the Internal Revenue Service. Delays in income verification, social security number verification, and regulatory reviews, approvals, or inspections could disrupt our operations or time-sensitive transactions.

●	Critical government functions could be affected, causing delays that impact the broader market. For instance, the Bureau of Labor Statistics and other agencies might pause the release of key economic indicators, which could increase market volatility.

●	Historically, government shutdowns have reduced consumer confidence and spending, which could have a negative impact on our revenue, particularly if our services are impacted by a fall or delay in discretionary spending.

The length and severity of any potential shutdown are uncertain, making it difficult to predict the full impact on our business.

S-11

Our management might apply the net proceeds from the offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from the offering for working capital and general corporate purposes and may use such proceeds for other uses such as strategic transactions and/or initiatives. We also intend to use approximately $2 million for the redemption of outstanding shares of Series E. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our Common Stock.

If you purchase securities in this offering, you will suffer immediate and substantial dilution of your investment, and you will experience further dilution if we issue additional equity securities in future financing transactions.

Because the offering price per share of our Common Stock is higher than the net tangible book value per share of our Common Stock, you will suffer immediate and substantial dilution in the net tangible book value of the Common Stock you purchase in this offering.

Investors purchasing shares of Common Stock in this offering will incur an immediate decrease of approximately $0.90 per share. In addition, we have stock options, warrants and convertible preferred stock outstanding that are exercisable or convertible into shares of our Common Stock. To the extent that such outstanding securities are exercised into shares of our Common Stock, investors purchasing our securities in this offering may experience further dilution. See “Dilution” at page S-20 for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible or exchangeable into our Common Stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

This offering may cause the trading price of our Common Stock to decrease.

The price per share, together with the number of shares of Common Stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market price of our Common Stock. This decrease may continue after the completion of this offering.

S-12

Sales of a significant number of shares of our Common Stock in the public market or the perception that such sales could occur, could depress the market price of our Common Stock.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed. The shares of Common Stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act.

The market price of our shares of Common Stock is subject to volatility, which could result in substantial losses to investors.

The market price of shares of our Common Stock may fluctuate and has fluctuated significantly in response to factors, some of which are beyond our control, including:

●	the impact of interest rates and other economic developments uncertainties on Beeline’s business;

●	our liquidity, access to capital and capital raising efforts;

●	our Common Stock remaining listed on Nasdaq;

●	expansion of our business;

●	our success in implanting our SaaS and BeelineEQUITY businesses;

S-13

●	our ability to increase our business and reduce expenses;

●	actual or anticipated variations in operating results;

●	additions or departures of key personnel including our executive officers;

●	the impact of geopolitical conflicts like the wars in Ukraine and Israel and the actions taken by the Trump administration on the economy including tariffs;

●	Deterioration of the job market in the United States;

●	the possibility of a recession or market downturn;

●	cybersecurity attacks or data privacy issues involving our products or operations;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, significant contracts, or other material developments that may affect our prospects;

●	adverse regulatory developments; or

●	general market conditions including factors unrelated to our operating performance.

Recently, the stock market, in general, has experienced extreme price and volume fluctuations due to, among other factors, concerns involving the actions of the Trump administration, rate of inflation, the Federal Reserve decisions on interest rates particularly in the short term, the impact of tariffs and trade wars and the outcome of the tariff litigation, supply chain shortages, recession fears, a decline in economic and labor market growth, and geopolitical turmoil including the wars in Ukraine and Israel. The ongoing discourse on the conflicts in Ukraine and Israel are evidence of the political uncertainties. These and other factors have contributed to extreme volatility in the stock market thus far in 2025. Continued market fluctuations could result in extreme market volatility in the price of our Common Stock which could cause a decline in the value of our Common Stock below its recent prices.

S-14

Although the stock market is at record highs, there are a number of underlying economic and geopolitical risks that could result in an adverse economic outlook that could affect our prospects. For example, while the Federal Reserve recently reduced interest rates by 0.25%, there is the potential that combined with ongoing tariffs and uncertainties arising from certain litigation, the economy may face another inflationary spike. Further, there have been signs of declining consumer sentiment, reduced demand (including for real property), a deteriorating labor market and other factors that could result in a decline in the capital markets and the U.S. economy. Ultimately the economy may deteriorate into a recession with uncertain and potentially severe impacts upon the public capital markets and us. Among the potential consequences could be a substantial decline in stock prices including ours, a reduction in demand for securities of public companies (which may be more prevalent for smaller companies such as us) and more difficulty for us to raise capital we need and accessing capital on favorable terms or at all as a result. These and related consequences could also impact our vendors which could have negative impacts on us and our operations. We cannot predict how this will affect our business, but the impact may be material and adverse.

A failure to maintain our Nasdaq listing could negatively impact our future capital-raising abilities.

In 2024, the Company failed to comply with two applicable Nasdaq Listing Rules and received non-compliance letters. One letter was financial in nature. The Company was notified that Nasdaq is continuing to monitor its compliance with Nasdaq Listing Rule 5550(b)(1), which requires a listed company to maintain stockholders’ equity of at least $2.5 million (the “Stockholders’ Equity Rule”). While the Company has since regained compliance with the Stockholders Equity Rule as the result of the Merger with Beeline Financial, there can be no assurances that we will not violate such rule again in the future. The second deficiency relates to the minimum bid price being below $1.00. While we effected a reverse stock split at a ratio of 1-for-10 to increase our stock price in March 2025, there are no assurances that this reverse split and other events will allow us to maintain the minimum bid price required to comply with Nasdaq’s rules in the future. In addition, a new Nasdaq rule recently took effect which precludes listed issuers that have already effected a reverse split within the prior one-year period from receiving a grace period for bid price deficiencies. Prior to the rule taking effect, such issuers would receive the general 180-day grace period to cure a bid price deficiency (plus the potential for an additional 180-day extension at the end of such initial grace period) to regain compliance with the minimum bid price requirement. Therefore, if the trading price of our Common Stock is below $1.00 for 30 consecutive trading days, before March 12, 2026, it would result in us receiving an immediate delist notice from the Nasdaq without any 180-day grace period to regain compliance. Additionally, the new Nasdaq rule also provides that a reverse split cannot be used to cure a bid price deficiency if there have been one or more reverse splits within a two-year period and the combined ratios of such reverse splits are 250:1 or greater. These new rules will make it difficult to cure a bid price deficiency if the timing and circumstances are such that we cannot obtain a grace period or otherwise take the necessary actions and obtain the required approvals to effect a reverse split before a bid price deficiency occurs. If the Company’s Common Stock is delisted it would negatively impact the Company’s ability to raise capital and negatively impact our stockholders’ ability to trade their Common Stock.

S-15

This is a best efforts offering, no minimum number of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Shares in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum number of securities or amount of proceeds required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell all of the securities offered in this offering. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting Placement Agent fees and estimated offering expenses payable by us, will be approximately $6.6 million. We intend to use the net proceeds from this offering for working capital and general corporate purposes, and approximately $2 million for the redemption of outstanding shares of Series E. Such proceeds or a portion thereof may also be used for strategic transactions and growth initiatives, and other uses as the Company may determine in its discretion.

DESCRIPTION OF OFFERED SECURITIES

Description of Common Stock

The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the heading “Description of Capital Stock” in the accompanying prospectus.

PLAN OF DISTRIBUTION

Pursuant to a Placement Agent Agreement, dated as of November 11, 2025, we have retained Ladenburg Thalmann & Co. Inc., or the Placement Agent, to act as our exclusive Placement Agent in connection with this offering. Under the terms of the Placement Agent Agreement, the Placement Agent is not purchasing the securities offered by us in this offering and is not required to sell any specific number or dollar amount of securities but will assist us in this offering on a reasonable best-efforts basis. The terms of this offering were subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to accept offers made by investors. We may not sell the entire amount of the shares of our Common Stock offered pursuant to this prospectus supplement.

The Placement Agent proposes to arrange for the sale of the Shares we are offering pursuant to this prospectus supplement and accompanying prospectus to certain institutional and accredited investors through a Securities Purchase Agreement directly between each investor and us. We will only sell to such investors who have entered into the Securities Purchase Agreement with us. This is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us. The Placement Agent does not guarantee that it will be able to raise new capital in any prospective offering.

S-16

Delivery of the shares of our Common Stock offered hereby is expected to occur on or about November 12, 2025, subject to satisfaction of certain closing conditions.

We will deliver the securities being issued to each investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus supplement. We expect to deliver the shares of our Common Stock being offered pursuant to this prospectus supplement on or about November 12, 2025, subject to the satisfaction of customary closing conditions.

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have agreed to pay the Placement Agent a cash fee equal to 8.0% of the aggregate gross proceeds raised in this offering, a management fee equal to 1.0% of the gross proceeds received by the Company from the sale of the securities in this offering subject to certain exceptions, and to reimburse the Placement Agent’s expenses up to an aggregate of $95,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent’s fees and expenses, will be approximately $760,280. In addition, the Placement Agent will also receive Placement Agent Warrants exercisable for five years at an exercise price of $2.48 per share, to purchase that number of shares of our Common Stock equal to 6.0% of the aggregate number of shares of our Common Stock, or, an aggregate of 277,200 shares of Common Stock. The Placement Agent Warrants and underlying shares of Common Stock are not registered on the registration statement of which this prospectus supplement is a part. The Placement Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e) of FINRA. The Placement Agent (or permitted assignees) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering.

	Per Share	Total
Offering price	$1.60	$7,392,000
Placement Agent’s fees	$0.13	$591,360
Proceeds, before expenses, to us	$1.47	$6,800,640

S-17

Indemnification

We have agreed to indemnify the Placement Agent and specified other persons against certain liabilities relating to or arising out of the Placement Agent’s activities under the Placement Agent Agreement and the investment banking agreement and to contribute to payments that the Placement Agent may be required to make in respect of such liabilities.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of our Common Stock by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The Securities Purchase Agreement has been included as an exhibit to a Current Report on Form 8-K that we will file with the SEC on November 12, 2025, and will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

Right of First Refusal

Following closing of this offering, if at any time from twelve (12) months following the date of such closing, should the Company, in its sole discretion, propose to effect a further financing, the Company shall offer to the Placement Agent the opportunity to participate as a sole bookrunner or exclusive placement agent or exclusive sales agent in respect of such financing on terms and conditions mutually acceptable to the Company and the Placement Agent.

Tail Fee

We have also agreed to pay the Placement Agent a tail fee equal to the cash fee of 8% and warrant compensation equal to 6% of shares of Common Stock (including securities convertible into Common Stock) in connection with any public or private offering or capital raising transaction within 12 months following the termination or expiration of the Placement Agent Agreement with the Placement Agent in which the capital or financing is provided by the investors which the Placement Agent contacted during the term of the Placement Agent Agreement.

S-18

Lock-up Agreements and other restrictions

Our officers and directors have agreed with the Placement Agent to be subject to a lock-up period of 90 days, following the date of closing of the offering pursuant to this prospectus supplement. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, subject to customary exceptions. The Placement Agent may waive the terms of these lock-up agreements in its sole discretion and without notice.

In addition, pursuant to the Placement Agent Agreement and the Securities Purchase Agreement, we have agreed with the Placement Agent and the investors not to: (i) enter into variable rate financings for a period of six months following the closing of the offering, subject to certain exceptions; and (ii) for 60 days from closing of the offering (a) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (including by means of any exchange or cancellation of existing securities, pursuant to Section 3(a)(9) or otherwise), (ii) reduce the conversion ratio of any outstanding indebtedness or (iii) file any registration statement or any amendment or supplement thereto, in each case subject to certain exceptions as more particularly set forth therein.

Other Relationships

From time to time, the Placement Agent may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. We have entered into an At the Market Offering Agreement with the Placement Agent dated April 30, 2025. Under that Agreement, the Placement Agent as Manager has agreed to sell Common Stock as agent for the Company. In our prospectus supplement dated September 26, 2025, it agreed to sell up to $5,000,000 of shares of Common Stock. As of the date of this prospectus supplement, the Company has sold 367,555 shares for gross proceeds of $1,277,627 pursuant to the at-the-market program under such prospectus supplement. Such amount is in addition to prior sales of a total of 5,540,043 shares of Common Stock for total gross proceeds of approximately $7,000,000 which had previously been sold under such Agreement. Except as disclosed in this prospectus supplement and as provided in the investment banking agreement, we have no present arrangements with the Placement Agent for any further services.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

S-19

DILUTION

If you purchase Shares in this offering, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our Common Stock after this offering. Our net tangible book value as of June 30, 2025 was approximately $17,367,381, or $0.95 per share. Net tangible book value per share represents the amount of our total tangible assets, excluding goodwill and intangible assets, less total liabilities divided by the total number of shares of our Common Stock outstanding.

The below table includes the pro forma effect of:

●	proceeds of $2,456,235 from sales and issuances of securities which occurred between June 30, 2025 and the date of this prospectus supplement;
●	debt payments of $3,384,570;
●	the disposal of our spirits segment;
●	estimated commissions and estimated offering expenses; and
●	use of cash in operations from July 1, 2025 through the date of this prospectus supplement.

After giving effect to the above pro forma adjustments, our adjusted net tangible book value as of June 30, 2025 would have been approximately $12,699,266 or approximately $0.55 per share. This represents an immediate increase in the net tangible book value of approximately $0.15 per share to our existing stockholders and an immediate decrease in adjusted net tangible book value of approximately $0.90 per share to purchasers of our Common Stock in this offering. Both the actual and pro forma columns give effect to the 1-for-10 reverse stock split effective on March 12, 2025.

	Actual	Pro forma
Offering price per Share	$1.60	$1.60

Net tangible book value per share as of June 30, 2025	$0.95	$0.55

Increase in net tangible book value per share attributable to this offering	$0.10	$0.15

As adjusted net tangible book value per share after this offering	$1.04	$0.70

Decrease per share to new investors in this offering	$(0.56)	$(0.90)

S-20

The number of shares of Common Stock to be outstanding immediately after this offering is based on 23,135,155 shares of Common Stock outstanding as of November 10, 2025 and excludes, as of that date:

●	An estimated 3,172,145 shares of Common Stock underlying outstanding convertible preferred stock;

●	6,133,931 shares of Common Stock issuable upon the exercise of outstanding warrants, with a weighted-average exercise price of $1.73 per share;

●	468,029 shares of Common Stock issuable upon the exercise of outstanding stock options, which options have a weighted average exercise price of $5.09 per share; and

●	Up to 1,489,140 shares of Common Stock available for issuance pursuant to the Company’s Amended and Restated 2025 Equity Incentive Plan and grants thereunder.

Except as otherwise indicated, the information in this prospectus supplement assumes no exercise of any outstanding options or warrants or conversion of any outstanding convertible preferred stock, and assumes no exercise of the Placement Agent Warrants. The share amounts and prices do not give effect to (i) an estimated 5,868 warrants with an exercise price of $231.20 per share which we are obligated to issue to former Beeline Financial warrant holders as a result of the Merger, (ii) the issuance of up to 277,200 shares of Common Stock upon exercise of the Placement Agent Warrants having an exercise of $2.48 per share, or (iii) potential adjustment to the numbers of conversion and exercise prices and underlying shares pursuant to provisions in the respective securities described herein.

To the extent that options, warrants or preferred stock are exercised or converted, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

LEGAL MATTERS

The legality of the Common Stock offered by this prospectus supplement and the accompanying prospectus has been passed upon for us Nason Yeager Gerson Harris & Fumero, P.A., Palm Beach Gardens, Florida, which firm has acted as our counsel in connection with this offering. Sichenzia Ross Ference Carmel LLP, New York, New York is acting as counsel to Ladenburg in connection with this offering.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2024 and 2023 incorporated by reference in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A and M&K CPAs, PLLC., respectively, independent registered public accounting firms, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firms as experts in auditing and accounting. In 2024, Salberg & Company, P.A. became our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, at www.sec.gov. You may also access our SEC reports and proxy statements free of charge at our website, www.makeabeeline.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 filed with the SEC under the Securities Act for the Common Stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

S-21

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. Any information that we incorporate by reference is considered part of this prospectus supplement. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 15, 2025 and Form 10-K/A for the fiscal year ended December 31, 2024 filed with the SEC on April 28, 2025;

●	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 filed on with the SEC on May 20, 2025, and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 filed on with the SEC on August 14, 2025; and

●	Our Current Reports on Form 8-K (including Form 8-K/A) filed on April 15, 2025, April 16, 2025, April 30, 2025, May 1, 2025, May 9, 2025, May 15, 2025, May 27, 2025, June 3, 2025, June 6, 2025, June 16, 2025, June 25, 2025, July 1, 2025, July 29, 2025 (Items 1.01, 3.02, 7.01 and 9.01), July 29, 2025 (Items 3.02, 8.01 and 9.01), July 29, 2025 (Items 3.02, 5.03 and 9.01), August 7, 2025, September 26, 2025, October 6, 2025, October 8, 2025, and October 28, 2025 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein);

●	Our Definitive Proxy Statements on Form DEF 14A filed with the SEC on February 5, 2025 and August 18, 2025; and

●	The description of our Common Stock contained in our Definitive Proxy Statement on Form DEF 14A filed with the SEC on February 5, 2025 under “Description of Securities.”

S-22

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (excluding information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), or 14 of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

Telephone number: (888) 810-5760

S-23

You should rely only on information contained in this prospectus. We and the selling stockholders have not, and the underwriter has not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $100,000,000. The selling stockholders may sell up to 83,105,133 shares of common stock in one or more offerings. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we, or a selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “Beeline” “Beeline Holdings,” the “Company,” “we,” “our” or “us” in this prospectus refer to Eastside Distilling, Inc. (dba Beeline Holdings), and its subsidiaries, unless the context suggests otherwise.

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

SUMMARY

Eastside Distilling, Inc. is a Nevada corporation incorporated in 2004 with its principal place of business in Monroe, Connecticut. In January of 2025, it registered the dba “Beeline Holdings” and has two wholly-owned subsidiaries Beeline Financial Holdings, Inc. (“Beeline Financial”) and Bridgetown Spirits Corp. (“Spirits”). The Company commenced trading on NASDAQ under the symbol “BLNE” on January 27, 2025.

Recent Developments

Authorized Common Stock Increase

On January 27, 2025, our stockholders approved an amendment to our Articles of Incorporation increasing to 100,000,000 the number of authorized shares of common stock, par value $0.0001 per share “Common Stock”.

Reverse Stock Split

On February 4, 2025, our Board of Directors set 1:10 as the reverse split and set a record date between February 25, 2025 and March 3, 2025 for the effectiveness of the reverse split. On December 23, 2024, our stockholders approved a reverse stock split of our Common Stock in a range from 1:2 to 1:10 as determined by the Board of Directors.

Equity Line of Credit

On December 31, 2024, we entered into a Common Stock Purchase Agreement and Registration Rights Agreement with an institutional investor pursuant to which we agreed to sell, and the purchaser agreed to purchase, up to $35 million of our common stock, subject to a limit of 19.99% of our Common Stock outstanding prior to receiving necessary approval of our stockholders in accordance with NASDAQ requirements. We sold $150,000 of our Series G Convertible Preferred Stock to the investor in connection with the Stock Purchase Agreement.

2

Executive Loans

On December 31, 2024, Beeline Financial’s founder and Chief Executive Officer advanced $700,000 to Beeline Financial and received a demand promissory note. The executive’s loan accrues interest at a rate of 8% per annum and is payable within 15 days of demand by the executive.

Beeline Financial’s founder and Chief Executive Officer purchased the following: on December 23, 2024, $500,000 of units consisting of 980,392 shares of Series G Convertible Preferred Stock and 490,196 warrants to purchase shares of common stock; on December 27, 2024, $425,000 of units consisting of 833,333 shares of Series G Convertible Preferred Stock and 416,667 warrants to purchase shares of common stock; and on December 31, 2024, $75,000 of units consisting of 147,059 shares of Series G Convertible Preferred Stock and 73,529 warrants to purchase shares of common stock.

The Company’s director Joseph Freedman on January 17, 2025, purchased $121,593 of units consisting of 238,414 shares of Series G Convertible Preferred Stock and 119,209 warrants to purchase shares of common stock.

Sales of Units

On November 22 and 25, 2024, the Company on sales of $350,000 in common stock and warrants. We issued 686,205 shares of common stock and 343,136 warrants.

From November 26, 2024 to January 29, 2025, the Company sold 3,992,157 shares of Series G Convertible Preferred Stock and warrants to purchase a total of 1,996,077 shares of common stock for total gross proceeds of $3,157,593.

On December 31, 2024, the Company issued to Joseph Gunnar & Co., LLC, its former investment banker, 250,000 shares of Series G as consideration for the waiver and release of certain contractual rights under which the Company also paid $100,000 and provided registration rights with respect to the shares of common stock issuable upon conversion of the Series G.

We issued C/M Capital Master Fund LP (“C/M” or the “Purchaser”) 573,925 shares of Series G pursuant to the ELOC. On December 31, 2024, an affiliate of the Purchaser purchased 294,118 shares of Series G and 147,059 G Warrants in the Series G and G Warrant offering in exchange for $150,000.

In January 2025, we issued a consultant 264,796 shares of Series G as payment for past services, and may issue the consultant $10,000 per month of Series G or common stock (subject to shareholder approval) in lieu of cash payments.

Sale of OID Notes

On November 14, 2024, the Company sold $1,938,000 of principal amount of senior secured notes and pre-funded warrants to purchase 363,602 shares of common stock for gross proceeds of $1,615,000. The notes have a maturity date of 120 days following issuance and include a 20% original issue discount and do not bear interest until event of default, and thereafter at a rate of 18% per annum. If the note remains outstanding for 180 days, the note requires a special one-time interest payment of 30% which will increase the principal of each note accordingly. Upon the occurrence of an Event of Default, each investor also has the right to require the Company to pay all or any portion of the note at a 25% premium. Further, the Company is required to prepay the notes in connection with certain sales of securities or assets at each Investor’s election in an amount equal to 35% of the gross proceeds from such sales. The Company also has the right to prepay all, but not less than all, of the outstanding amounts under the notes, at its election. The notes contain certain restrictive covenants, including covenants precluding the Company and its subsidiaries from incurring indebtedness, transferring assets, changing the nature of its business, and engaging in certain other actions, subject to certain exceptions.

The warrants have a term of five years from issuance and are exercisable at an exercise price of $0.50 per share (of which $0.001 per share was pre-funded by each Investor). The warrants will be exercisable beginning upon shareholder approval of the issuance of the Common Stock issuable upon exercise of such warrants in accordance with the rules of The Nasdaq Capital Market and an increase in the authorized Common Stock of the Company. If at any time after exercising the warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for use, then the warrants may also be exercised, in whole or in part, by means of a “cashless exercise.”

3

Acquisition of Beeline Financial Holdings, Inc.

On October 7, 2024, we closed the transaction contemplated by the Agreement and Plan of Merger and Reorganization, as amended, pursuant to which Beeline Financial became a wholly-owned subsidiary of the Company.

Business Overview

Beeline Financial is a fintech mortgage lender and title provider aimed at transforming the home loan process into a shorter, easier path than conventional mortgage lending through an online digital experience. Beeline Financial has built a proprietary mortgage and title platform leveraging advanced technical tools with sophisticated language learning models and combining an appropriate amount of human interaction to create a better outcome for mortgage borrowers.

Bridgetown Spirits Corp. manufactures, blends, bottles, markets and sells a wide variety of alcoholic beverages, including whiskey, vodka, rum and tequila, under recognized brands in 30 states. We sell our products on a wholesale basis to distributors through open states, and brokers in control states.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

4

DESCRIPTION OF STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 4,689,503 shares are outstanding as of January 31, 2025, and 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, 2,500,000 shares of Series B are authorized and outstanding, 255,474 shares of Series D are authorized, of which 255,474 shares are outstanding, 200,000 shares of Series E are authorized, of which shares 200,000 are outstanding, 70,000,000 shares of Series F are authorized, of which 69,085,562 shares are outstanding, 1,000,000 shares of Series F-1 are authorized, of which 517,775 shares are outstanding, and 11,000,000 shares of Series G are authorized, of which 7,280,080 shares are outstanding. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “BLNE”.

The following description summarizes the material terms of our securities, which does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, Certificate of Designations, Rights, and Preferences of the Series B, Series D, Series E, Series F, Series F-1, and Series G, as applicable, each of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Nevada law, including the Nevada Revised Statutes.

Common Stock

Each holder of Common Stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders. At any meeting of the stockholders, a quorum as to any matter shall consist of one-third of the votes entitled to be cast on the matter, except where a larger quorum is required by law.

Holders of our Common Stock are entitled to receive dividends declared by our Board out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding preferred stock. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate and issue in the future. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Series B

Each share of Series B has a stated value of $1.00, and the entire series of stock has a liquidation preference of $2.5 million. The Series B is convertible into shares of the Company’s Common Stock at $62.00 per share. The holder of Series B has voting rights on an as-converted basis. The Series B accrues dividends at a rate of 6% per annum, payable annually on the last day of December of each year. In 2024, it was paid earlier in Common Stock. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends are payable at the Company’s option either in cash or “in kind” in shares of Common Stock; provided, however that dividends may only be paid in cash following the fiscal year in which the Company has net income (as shown in its audited financial statements contained in its Annual Report on Form 10-K for such year) of at least $0.5 million. For “in-kind” dividends, holders will receive that number of shares of Common Stock equal to (i) the amount of the dividend payment due such stockholder divided by (ii) the volume weighted average price of the Common Stock (“VWAP”) for the 90 trading days immediately preceding a dividend date. each of the Series B has a liquidation preference equal to the stated value and is senior to all other equity securities. The Series B conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

5

Series D

Each share of Series D has a stated value of $10.00. The Series D is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series D will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of Eastside, the holders of Series D will share in the distribution of Eastside’s net assets on an as-converted basis equally with the Series C and Series E, subordinate only to the senior position of the Series B. Each share of Series D is convertible into Common Stock by a conversion ratio equal to the stated value of the Series D share divided by the Series D conversion price. The initial Series D conversion price is $1.80 per share of Common Stock. The two holders of the Series D each were investors in the Private Placement. We entered into a letter agreement in connection with the Private Placement where we agreed that the two holders could convert $333,333 of the stated value of the Series D into Common Stock beginning April 7, 2025 at the lower of $0.50 per share of the five-day VWAP ending on April 7, 2024, subject to a floor of $0.25 per share. The number of shares of Common Stock into which a holder may convert Series D is limited by a beneficial ownership limitation of 9.99%. The Series D conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events.

Series E

Each share of Series E has a stated value of $10.00. The Series E is non-voting. In the event that Eastside declares a dividend payable in cash or stock to holders of any class of the Company’s stock (including the Series B), the holder of a share of Series E will be entitled to receive an equivalent dividend on an as-converted basis. In the event of a liquidation of the Company, the holders of Series E will share in the distribution of Eastside’s net assets on an as-converted basis together with the holders of the Series D, subordinate only to the senior position of the Series B.

Commencing 390 days after October 7, 2024, (the “Measurement Date”), each share of Series E will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series E share divided by the Series E conversion price. The Series E conversion price on and after the Measurement Date will equal the average of the VWAP for the five trading days immediately preceding the Measurement Date, subject to a floor price of $0.25 per share. The Series E conversion price and the floor price will be subject to equitable adjustment in the event of stock splits, reverse splits and similar events. The number of shares of Common Stock into which a holder may convert Series E is limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 9.99%.

Series F

Each share of Series F has a stated value of $0.50. The holders of Series F have no conversion or voting rights prior to stockholder approval of such actions. The Series F was issued to the former Company stockholders in the Merger. In the event of a liquidation of Eastside, the holders of Series F will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of Eastside approve the conversion of the Series F, each share of Series F will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series F share divided by the Series F conversion price. The initial Series F conversion price is $0.50 per share (or on a one-to-one share basis), subject to adjustment as provided therein including a floor price of 20% of the Nasdaq Minimum Price. Subject to stockholder approval, the Series F has voting rights on an as-converted basis. The Series F conversion price and floor price are subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series F will be limited by a beneficial ownership limitation, which restricts the number of shares of Company Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company which presently only applies to the Company’s Chief Executive Officer. The number of shares of Common Stock issuable upon conversion of the Series F is also subject to adjustment as described below under “Series F and Series F-1 Special Adjustment Feature.”

6

Series F-1

The Series F-1 was issued to former Company stockholders in the Merger. The Series F-1 was designed to be equivalent to our Common Stock. Because of our limited authorized capital, we elected to use the Series F-1. The Series F-1 is convertible into Common Stock by dividing the stated value ($0.50 per share) by the conversion price ($0.50 per share). As a result, upon conversion each share of Series F-1 converts into Common Stock on a one-on-one basis. The Series F-1 has voting rights on an as-converted basis. The number of shares of Common Stock into which a holder may convert Series F-1 will be limited by a beneficial ownership limitation, which is 4.99%. That beneficial ownership limitation does not, however, apply to holders who are subject to Section 16 of the Exchange Act by virtue of being an executive officer or director of the Company In the event of a liquidation of Eastside, the holders of Series F-1 will share in the distribution of the Company’s net assets on an as-converted basis, subordinate only to the senior position of the Series B, Series D and Series E.

Series F and F-1 Special Adjustment Feature

If stockholder approval of the voting and conversion of the Series F occurs, the Series F and Series F-1 were, as of October 7, 2024, equal to 82.5% of Common Stock outstanding on a fully diluted basis (the “Stated Percentage”). In addition, with respect to each of the Series F and Series F-1, if during the two years ending October 7, 2026 the sum of (i) the shares of Common Stock outstanding on October 7, 2024, plus (ii) shares issuable on conversion of Series B, Series C, Series D and Series E, plus (iii) shares issuable on conversion of securities issued in the initial financing of the post-Merger company of at least $1.5 million and less than $3.25 million, (iv) plus shares issued to settle pre-existing liabilities (collectively, the “Measuring Shares”) exceeds 14,848,485 (the “Maximum Amount”), then the Series F and Series F-1 conversion rates will be adjusted to maintain the Stated Percentage of the shares of Common Stock issuable upon conversion of the Series F and Series F-1 relative to the Measuring Shares, subject to a cap of 70 million shares of Common Stock. Likewise, if the number of Measuring Shares on October 7, 2025, is less than 14,848,485, then the Series F and Series F-1 conversion rates will be adjusted to retain the Stated Percentage of shares issuable on conversion of the Series F and Series F-1 relative to Measuring Shares of 82.5%. All adjustments are subject to a floor price equal to 20% of the Minimum Price as defined in the Nasdaq Rules as long as the Common Stock trades on The Nasdaq Capital Market.

In connection with the adjustment provisions described above for a period of one year from the issuance date, 10% of the shares of Common Stock underlying the Series F and Series F-1 are subject to lock-up restrictions, and potential reduction in the underlying shares of Common Stock to the extent the Measuring Shares are less than the Maximum Amount, which if applicable will apply on a pro rata basis as to the holders thereof so as to preserve the Stated Percentage.

If our Common Stock is de-listed from Nasdaq, the various stockholder approvals will not be required for conversion and exercise, except for the increase in authorized Common Stock.

7

Series G Convertible Preferred Stock

Each share of Series G Convertible Preferred Stock (“Series G”) has a stated value of $0.51. The holder of Series G has no conversion or voting rights prior to stockholder approval of such actions. In the event of a liquidation of Eastside, the holders of Series G will share in the distribution of Eastside’s net assets on an as-converted basis, subordinate only to the Series B, Series D and Series E.

If the stockholders of the Company approve the conversion of the Series G, each share of Series G will be convertible into Common Stock by a conversion ratio equal to the stated value of the Series G share divided by the Series G conversion price. The initial Series G conversion price is $0.51 per share, subject to adjustment as provided therein including in the event of an issuance of Common Stock or Common Stock equivalents at a price per share that is less than the conversion price, subject to a floor price of 20% of the Nasdaq Minimum Price as of the initial closing date of the offering of such Series G. The Series G conversion price is subject to equitable adjustment in the event of a stock split, reverse split and similar events. The number of shares of Common Stock into which a holder may convert Series G will be limited by a beneficial ownership limitation, which restricts the number of shares of our Common Stock that the holder and its affiliates may beneficially own after the conversion to 4.99%.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Series D, Series E, Series F, Series F-1 and Series G, as well as warrants that were issued in various transactions as described above (the “Derivative Securities”). We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time-to-time. Except for Joseph Gunnar & Co., LLC’s former role as placement agent and financial advisor for the Company and Beeline and the ownership of the Debentures and the Derivative Securities, the Selling Stockholders have not had any material relationship with us within the past three years.

Because of limitations imposed by Nasdaq, the Shares cannot be sold until our stockholders have approved their issuance. We are filing a Definitive Proxy Statement with the SEC for purposes of holding a Special Meeting of Stockholders on March 3, 2025 for purposes of approving certain issuances of shares, including the Shares to which this Prospectus relates (the “Special Meeting”).

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Common Stock, as of the date of this Prospectus, giving effect to the conversion and exercise of the Derivative Securities held by each such Selling Stockholder as of such date subject to beneficial ownership limitations set forth therein.

The third column lists the shares of Common Stock being offered by this Prospect by the Selling Stockholders and does not take into account any limitations on conversion of the Derivative Securities.

We have agreed to register the public sale of the shares of Common Stock issuable upon exercise of the Derivative Securities. This Prospectus generally covers the public sale of the number of shares of Common Stock issuable pursuant to the Derivative Securities. Because the conversion price of the Derivative Securities may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this Prospectus. The fourth column assumes the conversion of and issuance of shares of Common Stock underlying the Derivative Securities and the sale of all of the Shares offered by the Selling Stockholders pursuant to this Prospectus.

8

Under the terms of the respective securities, a Selling Stockholder may not convert a Derivative Securities to the extent (but only to the extent) such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% (the “Maximum Percentage”) of the outstanding shares of the Company. The number of Shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this Offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
10A10, LLC	145,073	*	145,073	-	*
ACM Alamosa I LP	785,681	*	785,681	-	*
ACM Alamosa I-A LP	509,615	*	509,615	-	*
Albert D. Smith IV	50,101	*	50,101	-	*
Allan Evans	150,000	*	150,000	-	*
Anthony D. Dinovella Jr	16,928	*	16,928	-	*
Anthony R. Petito	362,554	*	362,554	-	*
Barbara Mey	130,469	*	130,469	-	*
BDLAX, LLC	766,928	*	766,928	-	*
Better Living Options, LLC	98,063	*	98,063	-	*
Bigger Capital Fund, LP	1,025,353	1%	1,025,353	-	*
Bigui Huang	188,143	*	188,143	-	*
Bobby Yadegar	397,748	*	397,748	-	*
Business Development Company of Rhode Island	12,622	*	12,622	-	*
Campbell Peck	31,981	*	31,981	-	*
Cathryn and James Connell	279,412	*	279,412	-	*
Cavalry Investment Fund, LP	9,613,290	11%	9,613,290	-	*
Cerilli Family Trust DTD 11-26-2024 (Ben Cerilli)	105,883	*	105,883	-	*
Chris Liuzza	32,618	*	32,618	-	*
Clint White	211,748	*	211,748	-	*
Clore Insurance Group, Inc.	119,322	*	119,322	-	*
Coolidge Consulting LLC	34,962	*	34,962	-	*
David Brown	14,628	*	14,628	-	*
David L. Delaro	98,039	*	98,039	-	*
District 2 Capital Fund LP	1,544,041	2%	1,544,041	-	*
Donald M. Troppoli	360,573	*	360,573	-	*
Donald Rogers & Maria Hoksbergen	159,098	*	159,098	-	*
EF Corporate Holdings LLC	411,502	*	411,502	-	*
El Moto Pty Ltd. as trustee for El Pulpo Trust	275,694	*	275,694	-	*
Ellington Financial REIT	1,546,307	2%	1,546,307	-	*
Equity Trust Company Custodian FBO Paul Jon Solit IRA	294,117	*	294,117	-	*
Eric Dannheim	589,931	*	589,931	-	*
Finley Peck	31,981	*	31,981	-	*
Frank Deus	297,275	*	297,275	-	*
G&G Hebblewhite Partnership	225,545	*	225,545	-	*
Geaux For Broke LLC	381,748	*	381,748	-	*
Geoff and Trish O’Keefe	111,554	*	111,554	-	*
Geoffrey M. Parillo	1,253,371	1%	1,253,371	-	*
George and Sylvia Putnam Estate Trust	187,496	*	187,496	-	*
George Hutchinson	81,544	*	81,544	-	*
George Putnam	237,069	*	237,069	-	*
Gordon Holmes	1,684,716	2%	1,684,716	-	*
Harold Schein	117,647	*	117,647	-	*
Harrison SMSF Pty Ltd as trustee for the Harrison SMSF	98,412	*	98,412	-	*
Harvey Kesner	300,059	*	300,059	-	*
Henryk Slabosz and Janet Thelma Slabosz as Trustees for the Slabosz Family Superannuation Fund	14,825	*	14,825	-	*
Honey Jar Investments Pty Ltd ATF The Honey Jar Investment Trust	571,594	*	571,594	-	*
Honey Pot Investment Trust	422,204	*	422,204	-	*
Hoover Consulting LLC	34,962	*	34,962	-	*
Howard Shaw (Bill)	221,911	*	221,911	-	*
Hubert Jolly	85,656	*	85,656	-	*
Jaime Renee Millar	225,545	*	225,545	-	*
James Connell	163,087	*	163,087	-	*
Jared Larsen	399,363	*	399,363	-	*
Jared Larsen GST Family Trust	37,135	*	37,135	-	*

9

	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of Shares to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering(3)
Jeanne Guglielmi	1,435,710	2%	1,435,710	-	*
Jeb Bowden	994,369	1%	994,369	-	*
Jessica N. Kennedy	237,288	*	237,288	-	*
Jim Hook	81,544	*	81,544	-	*
Joanne B. Sanders Revocable Trust 1	94,812	*	94,812	-	*
Joanne Sanders	81,544	*	81,544	-	*
John Jurkovich	392,822	*	392,822	-	*
John Murphy	477,299	*	477,299	-	*
John N. Chandler	937,208	1%	937,208	-	*
John Nash	1,897,276	2%	1,897,276	-	*
John Peck	95,562	*	95,562	-	*
John Putman	326,171	*	326,171	-	*
Jonathan Vasquez	978	*	978	-	*
Joseph D. Freedman	895,809	1%	895,809	-	*
Joseph Gunnar & Co. LLC	250,000	*	250,000	-	*
K&J Family Trust	52,443	*	52,443	-	*
Kane Investment Trust	437,096	*	437,096	-	*
Keba Henderson Trust	17,075	*	17,075	-	*
Kelly and Jade Masters	13,621	*	13,621	-	*
Kenan Diao	5,675	*	5,675	-	*
Kimberly Cox	385,000	*	385,000	-	*
Lagniappe, LLC	25,099	*	25,099	-	*
Lawrence J. Buckley	100,716	*	100,716	-	*
Lyn and Margaret Comfort	56,313	*	56,313	-	*
Lyn Comfort	730,588	*	730,588	-	*
Lyncean Limited Partnership I	192,383	*	192,383	-	*
Madhuri Reddy	2,886	*	2,886	-	*
Mark Bardorf	409,472	*	409,472	-	*
Marshall Gwinn Huggins Revocable Trust Dated July 13, 2017	1,524,273	2%	1,524,273	-	*
Matthew Campbell	269,608	*	269,608	-	*
Matthew Liuzza	12,231	*	12,231	-	*
Michael Laughlin	792,952	*	792,952	-	*
Mirage Exploration, Inc.	429,212	*	429,212	-	*
Mona E. Marcel	210,860	*	210,860	-	*
MPD Alternative Pty Ltd as trustee for MPD Alternative Trust	798,468	*	798,468	-	*
Murray Hill Partners, LLC	49,050	*	49,050	-	*
Nicholas R. Liuzza Jr Trust - 2020	1,872,160	2%	1,872,160	-	*
Nicholas R. Liuzza, Jr.	19,393,731	22%	19,393,731	-	*
Nicholas Seminario	159,098	*	159,098	-	*
Pacificus Partners, LLC	461,551	*	461,551	-	*
Pat Bowen	244,626	*	244,626	-	*
Patrick Fitzgerald	101,325	*	101,325	-	*
Paul Auersperg	159,098	*	159,098	-	*
Paul Rabinowitz	2,832,773	3%	2,832,773	-	*
Paul Sailor	1,323,529	2%	1,323,529	-	*
Paul Spiteri	492,371	*	492,371	-	*
Peck 2023 Trust	1,385,030	2%	1,385,030	-	*
Pete Anderson	56,391	*	56,391	-	*
Peter Gonzalez	2,538,861	3%	2,538,861	-	*
Phyllis J. Beckman Trust dated March 29, 2010	98,187	*	98,187	-	*
Raymond Mey	81,544	*	81,544	-	*
Robert J. Robie	97,897	*	97,897	-	*
Robert Peck	12,379	*	12,379	-	*
Robert Scott Buhrer	67,258	*	67,258	-	*
Robinson Interest LLC	318,202	*	318,202	-	*
Rodney Raanan	147,059	*	147,059	-	*
S&MCIC SMSF Pty Ltd.	112,773	*	112,773	-	*
Saleem & Company LLC	72,997	*	72,997	-	*
Scott Dean	108,065	*	108,065	-	*
Scott Dols	704,033	*	704,033	-	*
Shayan Family Trust	221,995	*	221,995	-	*
Simone Jordan	225,545	*	225,545	-	*
Slabosz Discretionary Trust	242,180	*	242,180	-	*
Stan Kwasniewski and Nicole Kwansniewski	195,831	*	195,831	-	*
Standsay Pty Ltd A.C.N. 126 495 921 as Trustee for the Hardwick Tiger Trust	124,529	*	124,529	-	*
Stellar Innovative Solutions Corp.	383,763	*	383,763	-	*
Stephen Katz	2,046,225	2%	2,046,225	-	*
Stephen Parrillo	232,084	*	232,084	-	*
The G. Quinn Jones 2000 Irrevocable Trust	318,840	*	318,840	-	*
Thomas B. Putnam	474,043	*	474,043	-	*
Thomas Jenkins	489,258	*	489,258	-	*
Titan Beeline SPV LLC	15,020	*	15,020	-	*
Todd Costa	213,475	*	213,475	-	*
Tower III, LLC	342,799	*	342,799	-	*
Troy Wynter & Melissa Wynter	45,109	*	45,109	-	*
Uncommon Hour LLC	1,073,129	1%	1,073,129	-	*
Uttarkashi Pty Ltd as trustee for Uttarkashi Trust	532,168	*	532,168	-	*
Walter Mey	522,721	*	522,721	-	*
William Peck	31,981	*	31,981	-	*
WVP Emerging Manager Onshore Fund LLC - Structured Small Cap Lending Series	25,891	*	25,891	-	*
Zed Seven Pty Ltd ATF The Stockwell Family Trust	247,073	*	247,073	-	*

*Less than 1%

(1)	Percentages are based on 4,689,503 shares of Common Stock outstanding as of the date of this Prospectus, and based on 87,794,636 shares of our Common Stock estimated to be outstanding after the conversion and exercise of the Derivative Securities and certain warrants and options issued following the closing of the merger on October 7, 2024. For the purposes of this table we assume the Special Meeting of our stockholders will be held within 60 days of this Prospectus and Proposal 1 at the Special Meeting will be approved. Proposal 1 covers an estimated total of 87,794,636 of Common Stock issuable upon conversion of all Derivative Securities and exercise of certain warrants and options issued or to be issued on or following the closing of the merger on October 7, 2024. This amount does not include other shares of common Stock issuable under anti-dilution rights provided to holders of these securities.

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(2)	For the purposes of the calculations of Common Stock to be sold pursuant to this Prospectus we are assuming the conversion and exercise in full of all of the outstanding shares of the Derivative Securities and exercise of the warrants, without regard to any limitations on conversions set forth therein. The Shares included in this column represent the Shares being offered by each Selling Stockholder pursuant to this Prospectus.

(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the assumptions that (a) all Common Stock underlying the securities which Shares are registered for sale under the Registration Statement of which this Prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this Prospectus and may sell other shares of Common Stock that they may own pursuant to another Registration Statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

If any selling stockholder offers and sells shares of common stock pursuant to this prospectus, then we will provide you with a prospectus supplement filed pursuant to Securities Act Rule 424(b)(7), as permitted by Rule 430B(b)(2), which will set forth the name of each selling stockholder, the number of shares of common stock beneficially owned by such selling stockholder and the number of the shares of common stock such selling stockholder is offering. The prospectus supplement also will disclose whether any of the selling stockholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

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PLAN OF DISTRIBUTION

We or the selling stockholders may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the names of and number of shares of our common stock being sold by the selling stockholders;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

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If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or a selling stockholder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or a selling stockholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Capital Market or other market on which are shares may then trade at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

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Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

The selling stockholders may sell all or a portion of the shares of common stock described in this prospectus and any accompanying prospectus supplement and there can be no assurance that any selling stockholder will sell any or all of the shares of common stock described in this prospectus or any accompanying prospectus supplement. The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each of its sales.

In addition to the methods described above, the selling stockholders may use any one or more of the following methods when disposing of their respective shares of common stock:

●	any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq Capital Market, on which the common stock is currently listed;

●	the over-the-counter market;

●	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

LEGAL MATTERS

The Law Office of Harvey Kesner P.C. has opined on the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of M&K CPAs, PLLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Beeline Financial Holdings, Inc. as of December 31, 2023 and 2022 included in this Prospectus have been so included in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC’s internet site.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024;

●	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2023 filed with the SEC on April 30, 2024;

●	our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 filed with the SEC on May 13, 2024; for the quarterly period ended June 30, 2024 filed with the SEC on August 14, 2024; and for the quarterly period ended September 30, 2024 filed with the SEC November 15, 2024; and

●	our Current Reports on Form 8-K filed with the SEC on October 7, 2024 (as amended by Form 8-K/A filed December 19, 2024); November 14, 2024; November 15, 2024; November 21, 2024; November 26, 2024; December 3, 2024; December 5, 2024; December 9, 2024; December 13, 2024; December 19, 2024 (8-K/A); December 19, 2024; December 19, 2024; December 30, 2024; January 3, 2025, January 7, 2025, January 21, 2025, January 24, 2025, and January 30, 2025.

●	Our definitive proxy statements on form DEF 14A filed with the SEC on November 14, 2024 and December 20, 2024.

●	the description of our common stock contained in our Preliminary Proxy Statement” on Form Pre 14A “Description of Securities” filed with the SEC on January 17, 2025.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including without limitation, information furnished under Item 2.02 or Item 7.01 of Form 8-K, and any exhibits relating to such information).

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: Beeline Holdings, 755 Main Street, Building 4, Suite 3, Monroe, CT 06468; (458) 800-9154.

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4,620,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Ladenburg Thalmann

November 11, 2025